SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549







                            FORM 8-K

                         CURRENT REPORT



                Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934


               Date of Report: September 12, 1996




                        MS FINANCIAL, INC.

      (Exact name of registrant as specified in its charter)






         Delaware                   0-26474            64-0835847
(State or other jurisdiction        (Commission        (IRS Employer
of incorporation or organization)   File Number)       I. D. Number)



        715 S. Pear Orchard Road
                Suite 300
     Ridgeland, Mississippi 39157              (601) 978-6737
     (Address of principal executive      (Registrant's telephone number,
         offices) (Zip Code)                   including area code)





Item 5.    Other Events


     In June, a vice president, the manager and the supervisor of the Company's customer service department each resigned to pursue other interests. According to vice chairman and CEO Philip J. Hubbuch, Jr., this unexpected transition in management, combined with continued pressure to reduce delinquencies, resulted in a significant increase in extensions granted to delinquent customers during June. An internal review of the extensions granted during this period found that documentation of extensions and internal controls related to extensions fell below the company's standard.

     A second, independent review authorized by the Company's audit committee confirmed that some extensions were granted in violation of company policies and procedures. Based upon the recommendation of the audit committee, the company will implement enhanced controls and documentation procedures for extensions, and the company's independent auditors have been engaged to periodically review extension practices until the audit committee is convinced that the new policies and procedures are being followed.

     Delinquencies were 14.4% of gross managed portfolio at July
31 and 17.8% of gross managed portfolio at August 31.  As of June
30, 1996, delinquencies were reported at 8.3%, due to the high level of extensions.

     The Company finances its operations through securitizations, including a securitized warehouse line, and traditional secured bank lines of credit. Increases in delinquencies and losses can effect these financing sources. Additionally, under the securitization agreement, due to the level of delinquencies, the financial surety that provides credit enhancements for the securitized receivables pool could replace the Company as servicer or increase the premium for the surety coverage. The Company has informally reviewed current delinquency levels with its principal banks and the financial surety. None has indicated at this point that any adverse action will be taken.

     Existing securitization agreements require increases in cash reserve accounts as delinquencies rise. These increases are funded with excess cash flow which otherwise would be paid to the Company, effectively delaying the company's receipt of these funds.











                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                              MS FINANCIAL, INC.



Dated:   September 12, 1996          By: /s/ R. Dale Miller

                                     R. Dale Miller
                                     Controller and Principal
                                     Accounting Officer